[*] = CERTAIN MARKED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.2

Amendment No. 1 to the License and Collaboration Agreement

This Amendment No. 1 to the License and Collaboration Agreement by and between Rigel Pharmaceuticals, Inc. (“Rigel”), and Eli Lilly and Company (“Lilly”), is made and entered into as of the last signature to this Amendment No. 1 (the “Amendment No. 1 Effective Date”).  Rigel and Lilly are each sometimes referred to individually as a “Party” and collectively as the “Parties.”

Whereas, Rigel and Lilly entered into the License and Collaboration Agreement effective February 18, 2021 (the “Agreement”), and

Whereas, Rigel and Lilly desire to amend certain of the Development provisions in Article 3 of the Agreement.

Now therefore, in consideration of the premises and of the covenants contained herein and in the Agreement, the Parties hereto mutually agree to the following:

A)	Subsection 1 (Stage 1) of Section iv (Opt-Outs) of Section a (R552 Development Cost Sharing) of Section 3.8 (Expenses) under Article 3 (Development), Section 3.8(a)(iv)(1), of the Agreement is hereby deleted and replaced in its entirety with the following:

(iv) Opt-Outs.

(1)Stage 1. Upon written notice provided by Rigel to Lilly at any time prior to [*] (such event, “Stage 1”, such period the “Stage 1 Opt-Out Period” and such notice, a “Stage 1 Opt-Out Notice”), Rigel may terminate its obligation to share any R552 Development Costs incurred after the earlier of (i) the date when the Parties have collectively incurred Three Hundred and Twenty Five Million Dollars ($325,000,000) of shared R552 Development Costs and (ii) [*] (such earlier date, the “Stage 1 Transition Date”). If Rigel timely provides a Stage 1 Opt-Out Notice, then Rigel shall continue to share any R552 Development Costs incurred prior to [*], but only until Rigel’s cumulative responsibility for R552 Development Costs is Twenty-Two Million Six Hundred Thousand ($22,600,000), and thereafter, Lilly shall bear one hundred percent (100%) of the costs and expenses incurred in the conduct of Development activities under this Agreement with respect to R552 and R552 Product. In addition, if the Parties have collectively incurred Three Hundred and Twenty Five Million Dollars ($325,000,000) of R552 Development Costs prior to the expiration of the Stage 1 Opt-Out Period, then all R552 Development Costs that exceed such amount (“Stage 1 Excess R552 Development Costs”) shall be borne by Lilly until the expiration of the Stage 1 Opt-Out Period and shared in accordance with Section 3.8(a)(i) (Allocation) following such expiration, unless Rigel provides a Stage 1 Opt-Out Notice, in which case Rigel shall have no obligation to share such Stage 1 Excess R552 Development Costs.

Notwithstanding the foregoing, should Rigel issue a Stage 1 Opt-Out Notice, Rigel shall have the right to opt back in to sharing R552 Development Costs by providing notice to Lilly [*] (such period the “Stage 1 Opt-In Period” and such notice, a “Stage 1 Opt-In Notice”). [*] [*] Lilly shall provide to Rigel the total R552 Development Costs incurred since the time of the Stage 1 Transition Date. If Rigel timely provides a Stage 1 Opt-In Notice, then all rights and obligations under the Agreement related to sharing of R552 Development Costs (including, but not limited, applicable increased royalty rates) shall apply and Rigel shall pay Rigel’s share of any R552 Development Costs incurred after the Stage 1

Transition Date until the Stage 2 Opt-Out Period, at which time the provisions of Section 3.8(a)(iv)(2), Stage 2, shall be controlling as it relates to R552 Development Cost sharing.

B)	Under Section c (Conduct of Phase 2 Clinical Trials) of Section 3.3 (Non-CNS Penetrant Development Activities) of Article 3 (Development), Section 3.3(c), of the Agreement, Rigel hereby waives Lilly’s obligations related to initiation of a psoriasis Phase 2 Clinical Trial and such Section 3.3(c) is hereby deleted and replaced in its entirety with the following:

(c) Conduct of Phase 2 Clinical Trials. Neither Party shall be required to Commence or continue a Clinical Trial in the event that: (i) any representative of the FDA or another Regulatory Authority in the United States, Japan or the European Union indicates in writing that the IND application or any equivalent non-US filing for the applicable Compound or Product is either terminated, placed on inactive status, or is otherwise no longer in force and valid due to factors other than the action or inaction of the responsible Party, (ii) [*] that there is a material risk that the continuation of such clinical trial would pose adverse risks to the health or safety of the trial subjects, (iii) the FDA or another Regulatory Authority in the United States, Japan or the European Union orders the responsible Party to suspend or delay such Clinical Trial in accordance with 21 CFR § 312.42 or any similar industry standard, Applicable Laws or guidance of any Regulatory Authority in the United States, Japan or the European Union, (iv) any supply chain disruption or material shortage occurs that affects a raw material or other necessary resource required for the conduct of such Clinical Trial, or (v) with respect to [*] as the responsible Party, [*] fails to perform any of its obligations under the [*].

C)	All other terms and conditions of the Agreement shall continue in full force and effect.
D)	All capitalized terms used, but not defined, herein shall have the respective meaning set forth in the Agreement.
E)	This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

In witness whereof, the Parties have executed this Amendment No. 1 as of the Amendment No. 1 Effective Date.

, Inc.
Rigel Pharmaceuticals, Inc. By: /s/ Raymon J. Furey Name: Raymond J. Furey Title: Executive Vice President, General Counsel and Corporate Secretary Date: September 27, 2023	Eli Lilly and Company By: /s/ Ajay Nirula Name: Ajay Nirula Title: Senior Vice President Date: September 28, 2023